UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 4, 2025

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices) (Zip code)

(949) 409-7600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	OCX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Compensation

On March 4, 2025, the Board of Directors (the “Board”) of Oncocyte Corporation (the “Company”), at the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved increases to the annual base salaries of (i) Joshua Riggs, the Company’s President and Chief Executive Officer, from $400,000 to $420,000, (ii) Andrea James, the Company’s Chief Financial Officer, from $325,000 to $341,250, and (iii) Ekkehard Schüetz, M.D., Ph.D., the Company’s Chief Science Officer, from $378,025 to $396,926. Each of the salary increases is effective as of March 10, 2025.

In addition, on March 4, 2025, the Board, at the recommendation of the Compensation Committee, approved a one-time bonus of $25,000 to Andrea James, the Company’s Chief Financial Officer, to be paid in cash or restricted stock units (“RSUs”) under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”) at the discretion of Ms. James in recognition of her achievements and contributions to the Company since becoming Chief Financial Officer of the Company in June 2024. If Ms. James elects to receive such bonus in RSUs, such RSUs shall (i) have a grant date of the second full trading day after the release of the Company’s financial results for the quarter and fiscal year ended December 31, 2024, and (ii) vest immediately on the effective date of grant.

On March 9, 2025, the Board, at the recommendation of the Compensation Committee, approved one-time grants under the Plan of (i) $600,000 in RSUs to Joshua Riggs, the Company’s President and Chief Executive Officer, subject to a maximum of 200,000 RSUs, (ii) $360,000 in RSUs to Andrea James, the Company’s Chief Financial Officer, subject to a maximum of 120,000 RSUs, and (iii) $360,000 in RSUs to Ekkehard Schüetz, M.D., Ph.D., the Company’s Chief Science Officer, subject to a maximum of 120,000 RSUs. Each of the RSUs shall (i) have a grant date of the second full trading day after the release of the Company’s financial results for the quarter and fiscal year ended December 31, 2024, and (ii) vest as follows: one-fourth of the shares subject to the grant shall vest on each of the first, second, third and fourth anniversaries of the effective date of grant, subject to continuous service through the applicable vesting date.

Promotion of James Liu

On March 4, 2025, the Company promoted James Liu to Vice President Accounting, Controller, Treasurer and Principal Accounting Officer, effective March 10, 2025.

Mr. Liu, age 30, previously served as the Company’s Manager of Securities and Exchange Commission Reporting & Compliance from July 2021 to July 2022, as interim Controller from July 2022 to September 2022, as Controller & Principal Accounting Officer from July 2022 to August 2023, as interim Principal Financial Officer from August 2023 to June 2024, and as Senior Director, Controller and Principal Accounting Officer since August 2023. Prior to that, Mr. Liu was the Accounting Manager of Acacia Research Corporation, an opportunistic capital platform that identifies and acquires other businesses, from November 2020 to July 2021, and Senior Accountant at Gatekeeper Systems, Inc. (“Gatekeeper Systems”), a provider of loss prevention solutions, from August 2019 to November 2020. Prior to joining Gatekeeper Systems, Mr. Liu served as Senior Assurance Associate at BDO USA, LLP, an accounting firm, from October 2016 to August 2019. Mr. Liu holds a BASc degree from the University of California, San Diego, and is a Certified Public Accountant.

As Vice President Accounting, Controller, Treasurer and Principal Accounting Officer, effective March 10, 2025, Mr. Liu will receive an annual salary of $225,000 and will be eligible to receive discretionary annual bonuses based on achievement of personal and corporate performance goals established by the Company, with a target bonus equal to 35% of his annual base salary.

Mr. Liu also received a one-time grant of $60,000 in RSUs under the Plan, and a one-time grant of 10,000 options under the Plan. Each of the RSUs and options shall have a grant date of, and if applicable, exercise price equal to the closing price on, the second full trading day after the release of the Company’s financial results for quarter and fiscal year ended December 31, 2024. The RSUs shall vest as follows: one-third of the shares subject to the grant shall vest on each of the first, second and third anniversaries of the effective date of grant, subject to continuous service through the applicable vesting date. The options shall vest as follows: one-third of the shares subject to the grant shall vest after one year of continuous service from the effective date of grant, and the balance will vest in 24 equal monthly installments commencing one year after the date of grant, subject to continuous service through the applicable vesting date.

Mr. Liu will continue to be eligible to participate in various Company employee benefit programs and plans.

There are no family relationships between Mr. Liu and any directors or executive officers of the Company, or persons nominated or chosen by the Company to become a director or executive officer of the Company. Additionally, there are no arrangements or understandings between Mr. Liu and any other person pursuant to which he was selected to serve as Vice President Accounting, Controller, Treasurer and Principal Accounting Officer. Finally, there are no transactions to which the Company is or was a participant and in which Mr. Liu has or had a direct or indirect material interest subject to disclosure as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: March 10, 2025	By:	/s/ Joshua Riggs
Joshua Riggs
President and Chief Executive Officer